Exhibit 10.6

Confidential

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and Marilyn Carlson, M.D. (“Executive”), and shall be effective as of November 3, 2025 (the “Effective Date”).

WHEREAS, the Company and Executive desire to amend and restate that certain Amended and Restated Employment Agreement by and between the Company and Executive, dated as of August 8, 2024 (the “Prior Agreement”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Bonus. “Bonus” means an amount equal to the greater of (i) Executive’s target annual bonus for the fiscal year in which the date of termination occurs, or (ii) the bonus awarded to Executive for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent Executive was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

(c) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud, embezzlement or dishonesty by Executive that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

(iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board or the Company’s Chief Executive Officer (the “CEO”) stating with specificity the nature of such failure, refusal or neglect; or

(vi) Executive’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred (other than clauses (ii) and (v)), the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy her breach, afford Executive a reasonable opportunity to remedy any such breach, (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(d) Change of Control. “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3) an acquisition of voting securities pursuant to a transaction described in Section 1(d)(ii) below that would not be a Change of Control under Section 1(d)(ii);

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 1(d): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (d)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iii) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(f) Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material diminution in Executive’s authority, duties or responsibilities;

(ii) a material diminution in Executive’s base compensation, except in connection with a general reduction in the compensation of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities;

(iii) the Company’s or any successor’s or affiliate’s requiring Executive (without Executive’s consent) to be based at any place outside a 50-mile radius of her place of employment as of the Effective Date, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the Effective Date; or

(iv) any material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary Separation from Service for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(g) Involuntary Termination. “Involuntary Termination” means (i) the Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) the Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination.

(h) Permanent Disability. Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge her duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company’s expense.

(i) Separation from Service. Executive’s Separation from Service means her “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) thereunder.

(j) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall continue to serve as Chief Medical Officer of the Company. In the performance of such duties, Executive shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Executive’s authority as the CEO may from time to time impose. In the event of the CEO’s incapacity or unavailability, Executive shall be subject to the direction of the Board or its designee. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the CEO. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the CEO from time to time. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of her ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and shall devote at least eighty percent (80%) of her productive time and efforts to the performance of such duties. Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with her duties to the Company, as determined in good faith by the CEO. Executive agrees that she will not join any boards, other than community and civic boards (which do not interfere with her duties to the Company), without the prior approval of the CEO.

3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. The Company shall pay to Executive a base salary of $461,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board or its designee.

(b) Bonus. In addition to the base salary, Executive shall be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. For each year during the term of this Agreement, Executive’s target Annual Bonus shall be 45% of her base salary actually paid for such year. Executive’s actual Annual Bonus shall be determined on the basis of Executive’s and/or the Company’s attainment of financial or other performance criteria established by the Board, or the Compensation Committee thereof, in accordance with the terms and conditions of such bonus plan(s). Except as otherwise provided in Section 4(b), Executive must be employed by the Company on the date of payment of such Annual Bonus in order to be eligible to receive such Annual Bonus.

(c) Benefits.

(i) During the term of Executive’s employment, the Company will pay to Executive a taxable monthly payment equal to the monthly premium Executive pays for healthcare coverage under Medicare, in an amount not to exceed $2,000 per month. Executive shall be solely responsible for all matters relating to her Medicare coverage, including, without limitation, her timely payment of premiums.

(ii) Executive shall be entitled to participate in benefits under the Company’s other benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

(d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of her duties hereunder to the extent approved in writing in advance by the Company, in each case, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Executive receiving advance approval from the CEO in the case of expenses for travel outside of North America, and (iv) Executive receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $10,000.

(e) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers; provided that Executive shall be entitled to accrue at least four (4) weeks of PTO per year.

(f) Equity Plans.

(i) Executive will remain eligible to receive Stock Awards covering the Company’s common stock under the equity plans maintained by the Company.

(ii) Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g) Stock Award Acceleration. The vesting and exercisability of one hundred percent (100%) of Executive’s outstanding Stock Awards shall be automatically accelerated in the event of Executive’s Involuntary Termination within three (3) months prior to or within twelve (12) months following the date of a Change of Control, which acceleration shall occur on the later of (i) the date of such Involuntary Termination or (ii) the date of such Change of Control. In addition, Executive’s Stock Awards shall remain exercisable by Executive (or Executive’s legal guardian or legal representative) until the later of (A) twelve (12) months following the date of such Separation from Service, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change of Control pursuant to this Section 3(g), twelve (12) months after the date of the Change of Control, or (C) such longer period as may be specified in the applicable Stock Award Agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

4. Separation from Service and Severance. Executive shall be entitled to receive benefits upon Separation from Service only as set forth in this Section 4:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. In the event of Executive’s termination of employment for any reason, Executive shall be entitled to receive Executive’s fully earned but unpaid base salary, when due, through the date of Executive’s termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Executive’s termination. If Executive’s employment terminates for any reason, Executive shall not be entitled to any other payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) Severance Upon Involuntary Termination. In the event of Executive’s Involuntary Termination, subject to Sections 4(d) and 9(o) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive, in addition to the accrued compensation described in Section 4(a) and in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company (other than as provided in Section 3(g) of this Agreement), the benefits provided below:

(i) Executive shall be entitled to receive a lump sum cash payment equal to nine (9) months of Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, payable on the day that is sixty (60) days following the date of Executive’s Involuntary Termination; provided, however, that if Executive’s Involuntary Termination occurs within twenty-four (24) months following a Change of Control, the foregoing reference to nine (9) months shall be increased to twenty-four (24) months;

(ii) if Executive’s Involuntary Termination occurs within twenty-four (24) months following a Change of Control, Executive shall be entitled to receive (A) a lump sum cash payment equal to two (2) times Executive’s Bonus for the year in which Executive’s Involuntary Termination occurs, payable on the day that is sixty (60) days following the date of Executive’s Involuntary Termination, and (B) if such Involuntary Termination occurs prior to the payment of Executive’s 2025 annual bonus, a lump sum cash payment equal to Executive’s target Annual Bonus for 2025 (which amount shall be in full satisfaction of the Annual Bonus to which Executive is entitled pursuant to Section 3(b)), payable on the later of (1) the day that is thirty (30) days following the date of Executive’s Involuntary Termination, or (2) January 31,

2026; provided, for the avoidance of doubt, that if Executive’s Involuntary Termination occurs after December 31, 2025 and the Annual Bonus for 2025 has already been paid, Executive shall be entitled to no further payments pursuant to the foregoing clause (B); and

(iii) the Company shall pay to Executive a taxable payment equal to nine (9) months of the monthly premium Executive would be required to pay for healthcare coverage under Medicare immediately prior to Executive’s termination of employment, in an amount not to exceed $2,082 per month, payable on the day that is sixty (60) days following the date of Executive’s Involuntary Termination. Executive shall be solely responsible for all matters relating to her Medicare coverage, including, without limitation, her timely payment of premiums; provided, however, that if Executive’s Involuntary Termination occurs within twenty-four (24) months following a Change of Control, the foregoing reference to nine (9) months shall be increased to twenty-four (24) months.

(c) Termination for Cause, Voluntary Resignation Without Good Reason, Death or Permanent Disability. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, all vesting of Executive’s unvested Stock Awards previously granted to her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Release. As a condition to Executive’s receipt of any post-termination benefits described in this Agreement (other than Section 4(a)), Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”), in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and her termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive’s Release does not become effective within the fifty-five (55) day period following the date of Executive’s Separation from Service, Executive shall not be entitled to any payments and benefits described in Section 4, other than those payable under Section 4(a).

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance,

benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of her employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g) Waiver of the Company’s Liability. Executive recognizes that her employment is subject to termination with or without Cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys’ fees, which Executive may incur as a result of the termination of Executive’s employment. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relief based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by this Section 4. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.

5. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Confidential Information. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement, attached hereto as Exhibit B (the “Employee Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and, to the extent permitted by applicable law, for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 4(b) above (regardless of whether Executive receives such severance benefits in a lump sum payment or over the length of the severance period) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Solicitation of Consultants. Executive shall not during the term of Executive’s employment and, to the extent permitted by applicable law, during the Restricted Period, directly or indirectly, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates.

(e) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company;

(ii) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants; and

(iii) Cessation of Payments. The right to cease all severance payments to Executive hereunder.

(f) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h) Definitions. For purposes of this Section 5, the term “Company” means not only Evoke Pharma, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Evoke Pharma, Inc.

(i) Other Protections. Executive acknowledges that the Company has provided her with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the confidential information to her attorney and use the confidential information in the court proceeding, if Executive files any document containing the confidential information under seal, and does not disclose the confidential information, except pursuant to court order. In addition, nothing in this Agreement or the Employee Proprietary Information and Inventions Agreement shall prevent Executive from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org or are available upon request to the Company. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8. Parachute Payments.

(a) Safe Harbor Cut-Back Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would (but for this Section 8) be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then (notwithstanding anything to the contrary in any such plan, arrangement or agreement) the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. Any such reduction shall be determined by the 280G Firm (as defined below), and the Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive under this Agreement, and (B) reduction of any other cash payments or benefits otherwise payable to the Executive, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock; provided, however, that any such reduction shall in all events be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Executive under Section 409A of the Code and that results in the maximum economic benefit to Executive on an after-tax basis; provided, further, that in no event shall any reduction apply to any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock.

(b) Determinations. All determinations regarding the application of this Section 8 shall be made by Golden Parachute Tax Solutions, LLC (or, with the consent of Executive, such other independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control) (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, and (iv) the 280G Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and the Excise Tax. All determinations related to the calculations to be performed pursuant to this Section 8 shall be done by the 280G Firm in consultation with the Company, and such determinations shall be final and binding on the Company Group and Executive absent fraud or manifest error. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise reasonably cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10. Miscellaneous.

(a) Modification; Prior Claims. This Agreement (including the Release attached hereto), together with the Employee Proprietary Information and Inventions Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements, including the Prior Agreement, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3(g), 4, 5, 7, 8 and 10 of this Agreement shall survive any termination of Executive’s employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to Executive’s most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its principal place of business and to the email address specified by the Company in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) The parties intend that all payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the post-termination payments payable under Section 4(b) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(ii) If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 10(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6) months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii) To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iv) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(v) In the event that the amounts payable under Section 4(b) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such Section, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Executive’s Separation from Service.

(vi) Notwithstanding any other provision of this Agreement, (A) Executive understands that neither the Company, nor any individual acting as a director, officer, employee, agent or other representative of the Company, makes any representation or warranty to Executive with respect to, or assumes any responsibility for, the tax consequences to Executive of this Agreement (including the payments made or benefits provided hereunder), and (B) neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to the Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Executive or any other person as a result of this Agreement or the Company’s administration of the terms of this Agreement not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.

(Signature Page Follows)

Confidential

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EVOKE PHARMA, INC.

By:	/s/ Matthew J. D’Onofrio
Name: Matthew J. D’Onofrio
Title: Chief Executive Officer

/s/ Marilyn Carlson
Marilyn Carlson, M.D.

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is entered into by and between Marilyn Carlson, M.D. (“Executive”), and Evoke Pharma, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective as of the Effective Date (as defined below).

WHEREAS, Executive and the Company are parties to that certain Second Amended and Restated Employment Agreement, dated as of November 3, 2025 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, Executive is entitled to certain severance payments and benefits as a result of the occurrence of the Separation Date (as defined below), subject to Executive’s execution and non-revocation of this Release;

WHEREAS, Executive’s employment with the Company will terminate effective as of 12:01 a.m. on the day immediately following the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of November 3, 2025, by and among QOL Medical, LLC, a Delaware limited liability company, QOL-EOS Merger Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”)) (the “Separation Date”); and

WHEREAS, the Parties now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, the Parties hereby agree as follows:

1. Termination of Employment.

(a) The Separation Date will be the termination date of Executive’s employment with the Company and any of its parents, subsidiaries or affiliates (the “Company Group”) for all purposes. Executive hereby confirms that Executive ceased serving as the Company’s Chief Executive Officer on the Separation Date. For the avoidance of doubt, Executive hereby confirms Executive’s resignation from all offices and any directorships held with the Company Group effective as of the Separation Date.

(b) In accordance with applicable law, on the Separation Date, the Company paid or issued to the Executive (i) Executive’s final paycheck, reflecting Executive’s earned but unpaid base salary through the Separation Date, and (ii) an amount equal to $_______, which represents Executive’s accrued but unused vacation or paid time off through the Separation Date.

(c) The Company will reimburse Executive for any and all reasonable, documented and necessary out-of-pocket and un-reimbursed business expenses incurred by Executive in connection with the performance of Executive’s job duties prior to the Separation Date to the extent approved in writing by the Company and, in each case, in accordance with the

Company’s policies, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) calendar days after the Separation Date.

(d) Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the month in which the Separation Date occurred, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Executive and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.

(e) Any stock options granted to Executive shall be governed by the operative plan documents, including individual award agreements and amendments thereto, and in accordance with the Merger Agreement (including, for the avoidance of doubt, Section 3.7(d)-(e) and (g) of the Merger Agreement).

(f) Executive acknowledges that, other than the compensation set forth in this Section 1 and the Separation Benefits set forth in Section 2 below, or as set forth in the Transition Services Agreement, dated as of November 3, 2025, or the Merger Agreement (with respect to payments due to Executive in respect of his stock options or shares of the Company’s common stock held immediately prior to the closing of the transactions under the Merger Agreement), Executive has or will have received all salary, wages, bonus, overtime, premiums, accrued but unused vacation or paid time off, sick pay, holiday pay, personal day pay, equity, phantom equity, deferred compensation, incentive compensation or other forms of compensation, and any other benefits, fringe benefits, interests or payments of any kind due Executive as a result of Executive’s employment with and termination from the Company.

2. Separation Benefits. In consideration for Executive’s agreement to be bound by the terms of this Release, including but not limited to the release of claims in Section 3, but subject to Executive’s continued compliance with this Release, including Section 5, the Company agrees to provide Executive with the following separation benefits (the “Separation Benefits”):

[Severance payments and benefits which Executive will receive and payment timing to be listed]

The Separation Benefits shall be the exclusive separation benefits to which Executive is entitled in connection with the termination of Executive’s employment with the Company. The Executive and the Company each acknowledge and agree that the amounts of Separation Benefits set forth above in this Section 2 are the only amounts to which the Executive is entitled to receive pursuant to Section 4(c) of the Employment Agreement, are complete and accurate calculations of the amounts owed to Executive under Section 4(c) of the Employment Agreement in connection with Executive’s termination of employment, and that, in the event of any conflict between this Section 2 and the terms of Section 4(c) of the Employment Agreement, the terms of this Section 2 shall control. Executive further acknowledges and agrees that Executive understands that Executive will not be entitled to the Separation Benefits under this Release if Executive does not execute this Release on or prior to the Release Deadline (as defined below), if Executive revokes this Release after executing it as specified in Section 3(d)

2

below, or in the event Executive materially breaches the terms of this Release, which breach is not cured within thirty (30) days following Executive’s receipt of written notice of such breach from the Company Group specifically identifying such breach. In the event of Executive’s death, his or her estate or beneficiaries shall be entitled to receive all amounts payable to Executive hereunder and earned prior to the date of Executive’s death.

3. General Release of Claims by Executive.

(a) Executive, on behalf of herself and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company Group and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with or service to the Company Group (collectively, the “Company Group Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, accrued or contingent (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever (i) Executive’s employment by or service to the Company Group or the termination thereof, (ii) any contract, agreement or understanding that Executive may have with any of the Company Group Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (except as otherwise set forth herein with respect to the Employment Agreement), (iii) any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq., or (iv) any other applicable law, regulation, rule, policy, practice, promise, understanding or legal or equitable theory whatsoever.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

3

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, consultant, director or officer of the Company, or under that certain Indemnification Agreement dated December 1, 2013, between Executive and the Company (the “Indemnification Agreement”); and

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release, the Employment Agreement, the Transition Agreement, or the Merger Agreement.

(b) EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Executive acknowledges that Executive shall have a period of at least twenty-one (21) days from the date this Release was delivered to Executive in which to consider whether to execute this Release and that any material or immaterial changes to this Release shall not extend such review period; provided, however, that Executive further acknowledges that this Release cannot be executed prior to the Separation Date. In addition, Executive acknowledges that the Company Group has advised Executive that Executive is waiving Executive’s rights under the ADEA, and that Executive should consult with an attorney of Executive’s choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after Executive’s execution of it. Executive understands

4

that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke this Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company Group at its principal place of business within the seven (7) day period.

(e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after Executive’s execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. The date on which this Release becomes effective shall be referred to in this Release as the “Effective Date.”

(f) Executive further understands that Executive will not be given the Separation Benefits unless this Release is effective on or before the date that is fifty-five (55) days following the Separation Date (the “Release Deadline”).

4. No Assignment. Executive represents and warrants to the Company Group Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Group Releasees. Executive agrees to indemnify and hold harmless the Company Group Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5. Restrictive Covenants.

(a) Executive hereby reaffirms Executive’s obligations under (i) the Company’s Employee Proprietary Information and Inventions Agreement between Executive and the Company related to the business of the Company, which is attached to the Employment Agreement as Exhibit B and incorporated herein by reference (the “PIIA”), and (ii) Section 5 of the Employment Agreement, and, in each case, agrees that such obligations shall survive the Separation Date and shall be incorporated herein by reference.

(b) Executive agrees that Executive shall not, directly or indirectly, in any form or medium, including but not limited to, social media websites or forums, disparage the Company, the members of the Company’s Board of Directors, officers, employees, shareholders or agents.

6. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an

5

opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

8. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

9. Miscellaneous. The provisions under Sections 8 and 10 of the Employment Agreement shall also apply to this Release as if such provisions were set forth herein. This Release shall be subject to arbitration as set forth in Section 7 of the Employment Agreement.

10. Entire Agreement. This Release, the Employment Agreement, the Transition Agreement, the PIIA and the Indemnification Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company Group. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

11. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12. Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

13. Code Section 409A.

(a) The parties intend that all payments and benefits under this Release comply with or are exempt from Section 409A of the Code, and this Release shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom. Notwithstanding any provision of this Release to the contrary, if the parties determine that any payments or benefits payable under this Release intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the parties agree to amend this Release, or take such other actions as the parties deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of this Release would cause such payments or benefits to fail to so

6

comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect. To the extent that provision of this Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Release shall be treated as a right to a series of separate payments. Notwithstanding any other provision of this Release, (a) Executive understands that neither the Company, nor any individual acting as a director, officer, employee, agent or other representative of the Company, makes any representation or warranty to Executive with respect to, or assumes any responsibility for, the tax consequences to Executive of this Release (including the payments made or benefits provided hereunder), and (b) neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to the Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Executive or any other person as a result of this Release or the Company’s administration of the terms of this Release not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.

(b) Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

7

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EVOKE PHARMA, INC.

By:
Name:
Title:

MARILYN CARLSON, M.D.

By:
Name:

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Attached)

2